UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2018

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 – Other Events
Item 8.01 Other Events.
On April 13, 2018, Avista Corporation (Avista Corp. or the Company) and Hydro One Limited (Hydro One) filed an all-parties settlement agreement in the merger proceeding before the Idaho Public Utilities Commission (IPUC) recommending approval of the acquisition of the Company by Hydro One (the transaction). This represents a full settlement which all parties have agreed is consistent with the public interest.
The settlement includes financial and non-financial commitments by the Company that align in value with the settlement agreement that was reached in Washington. No costs associated with the transaction will be recovered from Avista Corp. or Hydro One customers. The settlement, if approved, would result in a rate credit to Idaho customers of approximately $15.8 million over a 5-year period. In the settlement, Hydro One and Avista Corp. have also agreed to a number of other financial commitments, including providing funding for energy efficiency, weatherization, conservation and low-income assistance programs. The total amount of financial commitments for Idaho, including the rate credit is approximately $21.1 million. The Idaho settlement agreement does not change the Company's previous total estimated financial commitments of approximately $74 million among all jurisdictions.
The settlement in principle also provides for Hydro One and Avista Corp. to support accelerating the depreciation schedule for Colstrip Units 3 and 4 to reflect a remaining useful life of those units through December 31, 2027. However, funding for this commitment will be addressed in three existing, interrelated IPUC proceedings that are separate from the merger proceeding, which are the Company's filing associated with the federal income tax law changes, the Company's request to change depreciation rates and the Company's 2019 Electric Integrated Resource Plan. In addition, included in the financial commitments described above is funding toward a Colstrip community transition fund which is intended to help the Colstrip community transition from coal-fired generation in the event of a future closure. The settlement in principle does not reflect any agreement with respect to the ultimate closure of Units 3 and 4 as that decision would be made in conjunction with the other owners of Colstrip.
The settlement agreement is subject to IPUC approval and the parties have requested approval from the IPUC by August 14, 2018.
In addition to Hydro One and Avista Corp., the parties to the merger proceeding in Idaho include IPUC Staff, Idaho Forest Group, Clearwater Paper Corporation, Community Action Partnership Association of Idaho, Idaho Conservation League and the Washington and Northern Idaho District Council of Laborers.
Hydro One and Avista Corp. received antitrust clearance on April 6, 2018 after the expiration of the applicable waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The transaction received approval from the Federal Energy Regulatory Commission on January 16, 2018 and from Avista Corp. shareholders on November 21, 2017. Hydro One and Avista Corp. continue to anticipate closing the transaction in the second half of 2018.
Applications for regulatory approval of the transaction are still pending with utility commissions in Washington, Idaho, Oregon, Montana and Alaska. Approval must be obtained from the Federal Communications Commission. Also required is clearance by the Committee on Foreign Investment in the United States, as well as the satisfaction of other customary closing conditions.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	April 18, 2018	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer